Exhibit 21

SUBSIDIARIES OF VALMONT INDUSTRIES, INC.

Name of Subsidiary	State or Country of Incorporation

George Industries, Inc.	California
Lampadaires Feralux, Inc.	Canada
Matco Sevices, Inc.	Delaware
PiRod, Inc.	Delaware
Stainton Metal Co, Ltd.	United Kingdom
Tehomet Oy	Finland
Tehomet Baltic Ou	Estonia
Valley Irrigation South Africa,(PTY) Ltd.	South Africa
Valmont Australia Irrigation Pty. Ltd.	Australia
Valmont Group Holdings Pty. Ltd.	Australia
Valmont Coatings, Inc.	Delaware
Valmont France S.A.S.	France
Valmont Monterrey S. de R.L. de C.V.	Mexico
Valmont Industria e Comercio, Ltda.	Brazil
Valmont Industries (China) Co.,Ltd.	China
Valmont Industries (Guangdong), Ltd.	China
Valmont Industries (Shandong), Ltd.	China
Delta EMD, Ltd.	South Africa
Valmont Industries de Argentina S.A.	Argentina
Valmont Industries Holland B.V.	The Netherlands
Valmont International Corp.	Texas
Valmont Investimentos Ltda.	Brazil
Valmont Middle East FZE	United Arab Emirates
Valmont Newmark, Inc.	Delaware
Industrial Galvanizers America Holdings, Inc.	Delaware
Valmont Nederland B.V.	The Netherlands
Delta Electrical & Engineering B.V.	The Netherlands
Valmont Polska Sp.z o.o	Poland
Valmont Queensland Pty. Ltd.	Australia
Valmont S.A.U.	Spain
Valmont Sarl	Morocco
Valmont Singapore Pte. Ltd.	Singapore
Valmont Structures Private Limited	India
Valmont U.K. Ltd.	United Kingdom
Valmont West Coast Engineering LTD	Canada
Westcoast Engineering Group, Ltd.	Canada
Delta Ltd.	United Kingdom
West Coast Engineering, Inc	Washington